EXHIBIT 99.1

Jason Garland to Join Integer as Executive Vice President and Chief Financial Officer

Proven Executive Brings Strong Background in Financial and Operational Management

PLANO, Texas, Sept. 25, 2018 (GLOBE NEWSWIRE) -- Integer Holdings Corporation (NYSE: ITGR), a leading medical device outsource (MDO) manufacturer, today announced that Jason Garland is joining the Company as Executive Vice President and Chief Financial Officer, effective October 2, 2018.

Mr. Garland has nearly 25 years of extensive experience in global financial leadership roles at public companies, including serving as a divisional chief financial officer for multiple business units of large, global operations at both GE and Tiffany & Co. His significant financial leadership experience in multiple manufacturing, distribution and service industries position him well to join Integer as EVP and CFO.

“I am excited to have Jason join the Integer team, and look forward to working with him again as we partner to execute our portfolio and operational strategy,” said Joe Dziedzic, Integer’s president and chief executive officer. “He brings the skills and experience necessary to lead our Finance and IT organization to achieve excellence in supporting our strategy to realize our vision of enhancing patient’s lives.”

Mr. Garland is currently the divisional VP and CFO of the Global Sales division of Tiffany & Co. He previously served in the same capacity for Tiffany’s Diamond & Jewelry Supply division. Before joining Tiffany & Co., he had progressively challenging leadership assignments across multiple complex and diverse GE businesses, including serving as CFO for GE’s Industrial Solutions business, Chief Risk Manager for GE Aviation’s service business and multiple senior financial leadership roles at GE’s Oil and Gas business. Jason was also a member of GE’s Corporate Audit Staff for five years in addition to completing GE’s two year manufacturing leadership program.

Mr. Garland graduated from the University of New Hampshire with a Bachelor of Science in Chemical Engineering, and is a certified Six Sigma Black Belt.

As previously announced, Jeremy Friedman, executive vice president and interim chief financial officer, plans to retire at the end of 2018.

About Integer™

Integer Holdings Corporation (NYSE:ITGR) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, vascular, portable medical, advanced surgical and orthopedics markets. The company provides innovative, high-quality medical technologies that enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy, military, and environmental markets. The company’s brands include Greatbatch™ Medical, Lake Region Medical™, and Electrochem™. Additional information is available at www.integer.net.

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Tony Borowicz
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